Exhibit 99.1

National CineMedia, Inc. Executive Vice President and CFO Leaving Company

Centennial, CO – January 11, 2013 – National CineMedia, Inc. (NASDAQ: NCMI) (the “Company”), the managing member and owner of 48.6% of National CineMedia, LLC, announced today that its Executive Vice President and Chief Financial Officer, Gary Ferrera, is leaving the Company to pursue another opportunity in an industry unrelated to the business of the Company.

Mr. Ferrera’s resignation will be effective March 1, 2013, subsequent to filing of the Company’s Form 10-K for its 2012 fiscal year. The Company is initiating a search for Mr. Ferrera’s replacement immediately and expects to have a new chief financial officer in place prior to or shortly after Mr. Ferrera’s departure.

Kurt Hall, the Company’s chairman, president and chief executive officer, said “Gary has played a key leadership role within the Company since just prior to our initial public offering in 2007.” Mr. Hall went on to say, “Gary has created a strong financial team and was instrumental in transitioning our capital structure to one that will serve our Company very well for many years to come. On behalf of the Company’s Board of Directors and the management team and Company staff, I would like to thank Gary for all of his hard work, friendship and many contributions to the Company, and to wish him continued business and personal success in the future.”

“It has been an honor and a privilege to work with the outstanding team at NCM,” said Mr. Ferrera. “Though I have decided that now is the time for me to take on a new challenge, I could not be more confident in the team I leave behind and the opportunities that lie ahead for NCM.”

About National CineMedia (NCM)

NCM operates NCM Media Networks, a leading integrated media company reaching U.S. consumers in movie theaters, online and through mobile technology. The NCM Cinema Network and NCM Fathom Events present cinema advertising and events across the nation’s largest digital in-theater network, comprised of theaters owned by AMC Entertainment Inc., Cinemark Holdings, Inc. (NYSE: CNK), Regal Entertainment Group (NYSE: RGC) and other leading regional theater circuits. NCM’s theater advertising network covers 183 Designated Market Areas® (49 of the top 50) and includes over 19,300 screens (over 18,400 digital). During 2011, approximately 680 million patrons (on an annualized basis) attended movies shown in theaters in which NCM currently has exclusive, cinema advertising agreements in place. The NCM Fathom Events live digital broadcast network (“DBN”) is comprised of over 720 locations in 170 Designated Market Areas® (including all of the top 50). The NCM Interactive Network offers 360-degree integrated marketing opportunities in combination with cinema, encompassing 41 entertainment-related websites, online widgets and mobile applications. National CineMedia, Inc. (NASDAQ: NCMI) owns a 48.6% interest in and is the managing member of National CineMedia LLC. For more information, visit www.ncm.com or www.FathomEvents.com.

Forward Looking Statements

This press release contains various forward-looking statements that reflect management’s current expectations or beliefs regarding future events. Investors are cautioned that reliance on these forward-looking statements involves risks and uncertainties. Although the Company believes that the assumptions used in the forward looking statements are reasonable, any of these assumptions could prove to be inaccurate and, as a result, actual results could differ materially from those expressed or implied in the forward looking statements.

INVESTOR CONTACT:	MEDIA CONTACT:
David Oddo	Kurt Hall
800-844-0935	303-792-8788
investors@ncm.com	kurt.hall@ncm.com